UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2012

QUESTCOR PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

California	001-14758	33-0476164
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Kellogg Drive, Suite D, Anaheim, California		92807
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 786-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Questcor Pharmaceuticals, Inc. (the “Company”) is providing the following update regarding the number of paid prescriptions for the Company’s primary product, H.P. Acthar® Gel (repository corticotropin injection) (“Acthar”), based on the most recent data available to the Company at the time of this filing:

	Paid Prescriptions
	January 2012	February 2012
Multiple Sclerosis (MS)	338	310-325
Nephrotic Syndrome (NS)	72	70-75
Infantile Spasms (IS)	48	35-40

Paid Acthar prescriptions for acute exacerbations of MS dipped modestly in February compared to January. While MS-related prescriptions have been in a long-term uptrend, there have been many instances over the last three years where prescriptions in a single month have been either higher or lower than the previous month. As discussed below, the number of paid prescriptions for Acthar in each therapeutic area is volatile and the Company cautions investors to not view data for a single period as representative of a trend or otherwise being predictive of future results.

Paid Acthar prescriptions related to nephrotic syndrome in February were at a level similar to January. Paid NS prescriptions for the two month period of January-February 2012 were approximately equal to the 146 paid NS prescriptions for the Company’s entire fourth quarter ended December 31, 2011.

Paid prescriptions for infantile spasms (IS) in February were below the level in January but towards the high end of the normal historical range. Historically, paid Acthar prescriptions for IS have experienced significant month-to-month variability.

Insurance coverage continued to remain favorable for Acthar during January and February 2012, and the Company has seen no indication that insurance carriers are reducing, or planning to reduce, their prescription coverage for Acthar.

As discussed below, net sales of Acthar are derived from the Company’s sales of vials to CuraScript Specialty Distributor (“CuraScript SD”). During January and February 2012, Questcor shipped a total of 2,580 vials of Acthar to CuraScript SD. This figure includes vials for which the Company established reserves for future Medicaid and other government program rebates and chargebacks but does not include vials related to the Company’s patient assistance program. The relationship between vials shipped and net sales can change from period to period due to several factors, including changes in the Company’s reserve percentage for Medicaid and other government programs. For example, the Company’s total sales reserve percentage for its fourth quarter ended December 31, 2011 was 12%, which was lower than the Company’s normal historical range. The Company’s total sales reserve percentage is primarily driven by its Medicaid reserve percentage, which exhibits significant quarterly volatility. There can be no assurance that the Company’s Medicaid reserve percentage and its total sales reserve percentage will not be higher in future quarters.

The relationship between prescriptions and net sales can change from period to period due to several factors, including changes in distribution channel inventory levels from period to period. As of February 29, 2012, the Company believed that the amount of Acthar inventory in its distribution channel was within the normal historical range.

The Company is also disclosing the following unaudited balance sheet information as of March 7, 2012:

•	Cash, cash equivalents and short-term investments: $248 million.

•	Accounts receivable: $29 million

Risk Factor Regarding Volatility of Prescription Levels and Relationship to Net Sales

The number of paid prescriptions for Acthar in each therapeutic area is volatile and the Company cautions investors to not view data for a single month or a single quarter as representative of a trend or otherwise being predictive of future results. The Company believes that investors should consider the Company’s results over several quarters when analyzing the Company’s performance. Additionally, while over time a greater number of paid prescriptions should result in a greater number of vials shipped, it is difficult to compare the number of paid prescriptions to the number of vials shipped in any single period. The relationship between these numbers can change from period to period due to several factors, including changes in the number of vials per script for each indication, vials being shipped in the most recent period in connection with prescriptions written in previous periods, vials being shipped in future periods in connection with prescriptions written in the most recent period, the Company’s reserve percentage for Medicaid and other government programs and changes in distribution channel inventory levels from period to period.

Important Information Regarding Prescriptions and Net Sales

Net sales of Acthar are derived from the Company’s sales of vials to CuraScript SD, which in turn sells Acthar primarily to specialty pharmacies. These specialty pharmacies place orders to CuraScript SD based on their respective levels of sales and inventory practices. End-user demand for Acthar results from physicians writing prescriptions to patients for the treatment of MS, NS and IS. Physicians do not purchase Acthar for resale to patients. Instead, patients purchase Acthar directly from specialty pharmacies after receiving a prescription and, typically, arranging for third party reimbursement (government or commercial insurance) – often after satisfying a prior authorization requirement imposed by their insurance carrier.

Recommended treatment regimens among physicians prescribing Acthar vary within each therapeutic area. Due to various factors, including inventory levels at both the specialty pharmacies and at CuraScript SD, the duration of treatment regimens and the timing of the placement of refill prescription orders, there is typically a delay between changes in prescription levels and changes in the levels of orders the Company receives from CuraScript SD. Additionally, treatment regimens, and patient compliance with physician-recommended treatment regimens, may vary over time.

The Company’s ability to accurately determine the number of prescriptions is subject to the following important notes:

(1) Because Acthar prescriptions are filled at specialty pharmacies, the Company does not receive complete information regarding either the number of prescriptions or the number of vials by therapeutic area for all of the patients being treated with Acthar. However, the Company is able to monitor trends in payer mix and areas of therapeutic use for new (non-refill) Acthar prescriptions based on data the Company receives from its reimbursement support center. The Company estimates that over 90% of new Acthar prescriptions are processed by this support center, but believes that very few refill prescriptions are processed there.

(2) In this Form 8-K, the terms “Multiple Sclerosis,” “Nephrotic Syndrome” and “Infantile Spasms,” and their abbreviations, refer to the on-label indications for Acthar associated with such conditions. Investors should refer to the FDA approved Acthar label, which can be found at http://www.acthar.com/files/Acthar-PI.pdf. Prescription figures include related conditions for each therapeutic area. Related conditions are diagnoses that are either alternative descriptions of the medical condition or are closely related to the medical condition referenced above. For example, a prescription for “Demyelinating disease of the central nervous system” would be included as an MS-related condition for purpose of the updated prescription information provided above. About 5% of the prescriptions referenced are for related conditions.

(3) A new prescription may or may not represent a new patient or a new therapy for the patient receiving the prescription. This can more frequently be the case for NS prescriptions due to the longer treatment regimen for NS. The Company uses business rules to determine whether a prescription should be classified as new for counting purposes. From time to time, the Company may modify these rules.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2012	QUESTCOR PHARMACEUTICALS, INC.

	By:	/s/ Michael H. Mulroy
Michael H. Mulroy
Senior Vice President, Chief Financial Officer and General Counsel